                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               TEXAS MICRO INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               TEXAS MICRO INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                    [LOGO OF TEXAS MICRO INC. APPEARS HERE]


                                Texas Micro Inc.
                  5959 Corporate Drive, Houston, Texas  77036

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                     to be held TUESDAY, NOVEMBER 11, 1997

     The Annual Meeting of Stockholders of Texas Micro Inc. (the "Company") will be held at the Company's headquarters, 5959 Corporate Drive, Houston, Texas on Tuesday, November 11, 1997 at 10:00 a.m., local time, to consider and act upon the following matters:

1. To elect two Class I Directors to serve until the Company's 2000 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

2. To amend the Company's Long Term Incentive Plan by increasing the number of shares of the Company's common stock with respect to which options may be granted from 950,000 to 1,550,000 shares.

3. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1998 fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on September 15, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to review the enclosed Proxy Statement and to sign and return the enclosed proxy card in the enclosed prepaid envelope as promptly as possible. If you attend the meeting and desire to revoke your proxy and vote in person, you may, of course, do so. In all cases, a proxy may be revoked at any time before its exercise in the manner specified herein.

                                    Sincerely,




                                    Kermit R. Sumrall
                                    Secretary

Houston, Texas
September 29, 1997

                                TEXAS MICRO INC.
                   5959 CORPORATE DRIVE, HOUSTON, TEXAS 77036

          PROXY STATEMENT FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS
                          to be held NOVEMBER 11, 1997

GENERAL

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Texas Micro Inc. (the "Company" or "Texas Micro") for use at the Annual Meeting to be held on Tuesday, November 11, 1997 at the principal executive offices of the Company, 5959 Corporate Drive, Houston, Texas, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). All proxies will be voted in accordance with the instructions therein, and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. If any other matters are properly presented at the Annual Meeting for consideration the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Board is currently unaware of any such matters. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company. No such written revocation will be effective unless it has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspectors of election at the Annual Meeting.

   On September 15, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 13,508,476 shares of common stock, par value $.40 per share, of the Company ("Common Stock"), each share of which is entitled to one vote on each of the matters to be voted upon at the meeting. Shares of Common Stock may not be voted cumulatively.

   This Proxy Statement and Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders on or about September 29, 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of August 15, 1997 with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" and
(iv) all directors and executive officers as a group.

               Name of                               Number of Shares                       Percentage of Common
          Beneficial Owner                      Beneficially Owned (1)(2)                   Stock Outstanding (2)
          ----------------                      -------------------------                   ---------------------
Dean C. Campbell                                         55,504 (3)                                  *
A. Theodore Engkvist                                     32,000 (4)                                  *
Francis J. Hughes, Jr.                                  159,053 (5)                                 1.1%
Dennis M. Malloy                                         34,500 (6)                                  *
Frank B. Ryan                                            17,500 (7)                                  *
John F. Smith                                            22,000 (8)                                  *
J. Michael Stewart                                    1,981,117 (9)                                14.2%
John C. Leonardo, Jr.                                   172,644 (10)                                1.2%
Kermit R. Sumrall                                        37,031 (11)                                 *
Ronald Groen                                             38,628 (12)                                 *
Charles Mason                                            13,334 (13)                                 *
All Directors and Executive Officers
   as a group (12 persons)                            2,568,499 (14)                               18.4%

_______
* Less than 1%

 (1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares by the respective stockholders. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

 (2) For purposes of this table, the number of shares of Common Stock of the Company owned by each director or executive officer is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which each director or executive officer has sole or shared voting or investment power and also any shares of Common Stock with respect to which any options held by such director or executive officer are exercisable within 60 days after August 15, 1997.

 (3) Comprised of 25,504 shares owned by Mr. Campbell and 30,000 shares issuable pursuant to stock options which are exercisable by Mr. Campbell within 60 days after August 15, 1997.

 (4) Comprised of 10,000 shares owned by Mr. Engkvist and 22,000 shares issuable pursuant to stock options which are exercisable by Mr. Engkvist within 60 days after August 15, 1997.

 (5) Includes 37,500 shares issuable pursuant to stock options which are exercisable by American Research and Development II, L.P. ("ARD") of which Mr. Hughes is a general partner (or a general partner of a general partner), within 60 days after August 15, 1997, as to which Mr. Hughes disclaims beneficial ownership. Also includes 26,053 shares held by Mr. Hughes and 95,500 shares issuable pursuant to stock options which are exercisable by Mr. Hughes within 60 days after August 15, 1997.

 (6) Comprised of 15,000 shares owned by Mr. Malloy and 19,500 shares issuable pursuant to stock options which are exercisable by Mr. Malloy within 60 days after August 15, 1997.

 (7) Comprised of shares issuable pursuant to stock options which are exercisable by Dr. Ryan within 60 days after August 15, 1997.

 (8) Comprised of shares issuable pursuant to stock options which are exercisable by Mr. Smith within 60 days after August 15, 1997.

 (9) Includes 954,043 shares owned by Mr. Stewart's wife and 63,574 shares owned by his children under the Texas Uniform Gift to Minors Act (as to all of which he disclaims beneficial ownership) and 81,457 shares issuable pursuant to stock options which are exercisable by Mr. Stewart within 60 days after August 15, 1997.

(10) Comprised of 40,000 shares owned by Mr. Leonardo's wife, 81,500 shares owned by Mr. Leonardo and 51,144 shares issuable pursuant to stock options which are exercisable by Mr. Leonardo within 60 days after August 15, 1997.

(11) Comprised of 21,562 shares owned by Mr. Sumrall and 15,469 shares issuable pursuant to stock options which are exercisable by Mr. Sumrall within 60 days after August 15, 1997.

(12) Comprised of 17,000 shares owned by Mr. Groen and 21,628 shares issuable pursuant to stock options which are exercisable by Mr. Groen within 60 days after August 15, 1997.

(13) Comprised of 2,000 shares owned by Mr. Mason and 11,334 shares issuable pursuant to stock options which are exercisable by Mr. Mason within 60 days after August 15, 1997.

(14) Includes an aggregate of 429,720 shares which all executive officers and directors have the right to acquire under outstanding stock options exercisable within 60 days after August 15, 1997. Also includes those shares listed above the beneficial ownership of which is disclaimed.

QUORUM AND VOTES REQUIRED

  The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the Annual Meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the vote of the holders of a majority of the shares present or represented at the Annual Meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote.

  All Proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any Proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder (i) filing with the Secretary of the Company an instrument revoking it, (ii) executing and returning a Proxy bearing a later date or (iii) attending the Annual Meeting and expressing a desire to vote his shares of Common Stock in person. Votes will be counted by Boston EquiServe, the Company's transfer agent and registrar.


                         ITEM 1 - ELECTION OF DIRECTORS

  Texas Micro has a classified Board consisting of two Class I Directors, three Class II Directors and two Class III Directors. Pursuant to Texas Micro's bylaws, directors are elected for terms ending on the date of the third annual meeting following the annual meeting at which any given director is elected or until their successors are duly elected and qualified.

  The persons named in the enclosed proxy will vote to elect as Class I Directors Dean C. Campbell and John F. Smith (the "Nominees"), unless the proxy is marked otherwise. Each Nominee is currently a director of the Company.
Texas Micro has no nominating committee and all nominations are made by the Texas Micro Board. The Nominees have indicated their willingness to serve, if elected; however, if any Nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee or nominees will be required.

  There are no family relationships between or among any officers or directors of Texas Micro.

  The following sets forth the name, age, length of service as a director of each member of the Board, including the Nominees, information given by each concerning all positions he has held with the Company, his principal occupation and business experience for the past five years and the names of other publicly held companies of which he serves as a director:


             NOMINEES FOR TERM EXPIRING IN 2000 (CLASS I DIRECTORS)

DEAN C. CAMPBELL

  Mr. Campbell, age 47, has been a director of the Company since 1989. He has been General Partner of Campbell Venture Management, L.P. and has been associated with that firm and its predecessors since 1982. Mr. Campbell is also a director of Telco Systems Corp. and R. F. Monolithics, Inc.

JOHN F. SMITH

  Mr. Smith, age 62, has been a director of the Company since 1993. He has been President and a director of PerSeptive Biosystems, Inc. since July 1996 and was President of Mycos International, Inc. from July 1991 to July 1996. Mr. Smith retired from Digital Equipment Corporation in 1993 as Senior Vice President and Chief Operating Officer, after many years in various senior management positions. Mr. Smith is also a director of Instron Corporation, Hadco Corporation and Ansys, Inc.

BOARD RECOMMENDATION

  The Board recommends that stockholders vote FOR the election of each of the above named nominees. Proxies solicited hereby will be voted for both nominees unless stockholders specify otherwise in their Proxies.


           DIRECTORS WHOSE TERMS EXPIRE IN 1998 (CLASS II DIRECTORS)

FRANCIS J. HUGHES, JR.

          Mr. Hughes, age 46, has been a director of the Company since 1987. He is President of American Research & Development Corporation, a venture capital firm, and has been associated with that firm and its predecessors since 1982. Since February 1997, Mr. Hughes has been a partner with Egan-Managed Capital, a venture capital firm. Mr. Hughes is Chairman of the Board, President and Chief Executive Officer of Remanco International, Inc. Mr. Hughes is also a director of Ceramics Process Systems Corporation, Fusion Lighting, Inc., UltraFine Powder Technology Inc. and R. F. Monolithics, Inc.

A. THEODORE ENGKVIST

          Mr. Engkvist, age 62, has been a director of the Company since 1994. He has been President of ENJO Consulting, a management consulting company, since 1992. He is a retired officer of NYNEX Corporation where he held a number of executive positions during a lengthy career.

DENNIS M. MALLOY

          Mr. Malloy, age 50, has been a director of the Company since 1995. He has been President of Malloy's Cash Register Company since 1984 and is also a director of Horizon Capital Bank.


           DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS III DIRECTORS)

J. MICHAEL STEWART

     Mr. Stewart, age 50, became a director of the Company on March 31, 1995. He has been President and Chief Executive Officer of the Company since January 30, 1996. From March 31, 1995 until he was elected to his present position, he was Executive Vice President of Texas Micro Inc. and President and Chief Operating Officer of its subsidiary, Texas Microsystems, Inc. Prior to March 31, 1995, Mr. Stewart was President and Chief Operating Officer of Texas Microsystems, Inc. since co-founding it in 1975.

FRANK B. RYAN

     Dr. Ryan, age 61, was elected a director of the Company on March 12, 1996. He has been a Professor of Mathematics at Rice University since 1990 and is a director of America West Airlines, Danielson Holding Corporation and Siena Holdings, Inc.

BOARD AND COMMITTEE MEETINGS

          The Company has standing Audit and Compensation Committees. The Audit Committee provides the opportunity for direct contact between the Company's independent accountants and the Board. The Audit Committee has responsibility for recommending the appointment of Texas Micro's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. Since April 16, 1997, the Audit Committee has consisted of Mr. Smith, Chairman, and Messrs. Engkvist, Hughes and Malloy. Prior to April 16, 1997, the Audit Committee also included Mr. Campbell. The Audit Committee held four meetings during fiscal 1997.

          The Compensation Committee is responsible for recommending to the Board the policies that govern executive officer compensation and for overseeing the implementation of those policies. Since April 16, 1997, the Compensation Committee has consisted of Mr. Ryan, Chairman, and Messrs. Campbell, Hughes and Smith. Prior to April 16, 1997, the Compensation Committee consisted of Mr. Hughes, Chairman, and Messrs. Campbell and Smith. The Compensation Committee held four meetings during fiscal 1997.

          The Board held eleven meetings during the fiscal year ended June 30, 1997. During fiscal 1997, each director attended at least 75% of the meetings of the Texas Micro Board and any committee of the Texas Micro Board on which he served, except Mr. Smith who attended less than 75% of the meetings of the Board and the committees of the Board on which he served.

EXECUTIVE OFFICERS

          Executive officers are elected by the Board annually at its meeting immediately following the Annual Meeting of Stockholders and hold office until the next such Annual Meeting unless they sooner resign or are removed from office.

   The following table lists the name, age and position of the current executive officers of the Company.


Name                     Age                  Position
----                     ---                  --------
J. Michael Stewart        50  President and Chief Executive Officer

John C. Leonardo, Jr.     58  Executive Vice President; Chief
                              Operating Officer

Kermit R. Sumrall         46  Secretary and Acting Chief Financial  Officer

Ronald Groen              35  Vice President, Sales & Marketing

Charles Mason             37  Vice President, Operations

Christopher M. Melson     41  Vice President, Product Development

     Information regarding the experience of Mr. Stewart is set forth above under the heading "Directors".

     Mr. Leonardo assumed his current position effective May 1, 1996. He previously served as Senior Vice President, Marketing and Sales of Texas Microsystems, Inc. since 1990. He is party to an agreement with the Company dated May 1, 1996 that provides for a specified salary and bonus formula and certain benefits in the case of involuntary termination of employment or change of control.

     Mr. Sumrall was appointed to his current position on April 16, 1997. Prior to that time he was Controller of Texas Microsystems, Inc. since 1986.

     Mr. Groen was appointed to his current position on April 16, 1997. From July 1, 1996 until April 16, 1997 he was Vice President, PC Products, Worldwide of Texas Microsystems, Inc. Prior to that time, he was Managing Director of Texas Microsystems' international sales operations since 1992, before which he held several financial management positions with other companies in the computer industry.

     Mr. Mason assumed his current position on April 16, 1997. He was Vice President of Customer Quality of Texas Microsystems, Inc. from September 1996 until he assumed his current position. Prior to September 1996, he held several customer quality positions with increasing responsibility at Texas Microsystems, Inc. since 1992.

     Mr. Melson assumed his current position on April 16, 1997. He joined the Company on December 16, 1996, as Vice President, Engineering of Texas Microsystems, Inc. Previously, Mr. Melson held a number of increasingly responsible engineering management positions at Tandem Computers Incorporated since 1990.

DIRECTORS' COMPENSATION

  The Company's non-employee directors are paid a fee of $1,750 for each meeting attended (up to a maximum of six meetings per year) and are reimbursed for out-of-pocket expenses incurred in attending Board and Committee meetings. Each non-employee director then serving as a director also received an option to purchase 2,500 shares of Texas Micro Inc. Common Stock on July 1, 1996 at an exercise price of $3.00 per share under the Company's 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan").

  Under a consulting agreement with the Company, Francis J. Hughes, Jr., Chairman of the Board, is eligible to receive $1,000 per day for consulting services (up to a maximum of $7,500 per month). Mr. Hughes did not provide any consulting services or receive any payments under this agreement during fiscal 1997. Under a consulting agreement with the Company, John F. Smith, a director of the Company, is eligible to receive $2,500 per day for consulting services. Mr. Smith did not provide any consulting services or receive any payments under this agreement during fiscal 1997.

  Directors who are officers or employees of Texas Micro Inc. do not receive any additional compensation for their services as directors.

EXECUTIVE COMPENSATION

  The following table sets forth all cash and non-cash compensation for each of the last three fiscal years awarded to or earned by J. Michael Stewart, President and Chief Executive Officer and the four other most highly compensated executive officers of Texas Micro Inc. whose cash compensation exceeded $100,000 during the fiscal year ended June 30, 1997 (such executive officers are collectively referred to herein as the "named executive officers"):


                           SUMMARY COMPENSATION TABLE

                                      Annual   Compensation                           Long-Term Compensation
                             -------------------------------------      -----------------------------------------------
                                                                         Restricted
         Name and                                                           Stock                       All Other
    Principal Position         Year        Salary          Bonus            Awards      Options       Compensation(1)
---------------------------  --------  ---------------  -----------      ------------  ----------  ---------------------
J. Michael Stewart (2)          1997        $326,937             0            N/A         75,000        $    650 (4)
   President and  Chief         1996        $211,300             0            N/A         46,000               0
   Executive Officer            1995        $ 43,269 (3)  $ 22,156            N/A         50,000               0

John C. Leonardo, Jr. (5)       1997        $203,616      $ 10,000            N/A        100,000        $  1,263 (4)
  Executive Vice President;     1996        $186,656      $ 59,278            N/A         84,000               0
  Chief Operating Officer       1995        $177,192      $181,685            N/A         25,000        $109,767 (6)

Kermit R. Sumrall  (7)          1997        $103,077      $ 13,281            N/A         10,900        $    604 (4)
  Secretary and Acting          1996        $ 98,566             0            N/A         14,500               0
  Chief Financial Officer       1995        $ 78,073      $ 36,625            N/A         12,500               0

Ronald Groen (7)                1997        $139,904      $ 15,000            N/A         31,850        $    221 (4)
  Vice President, Sales &       1996        $100,000      $ 75,818            N/A         22,500               0
  Marketing                     1995        $ 59,592      $ 37,552            N/A         12,500               0

Charles Mason (7)               1997        $112,499      $ 12,500            N/A         31,850               0
  Vice President,               1996        $ 90,440      $  5,786            N/A         22,500               0
  Operations                    1995        $ 84,739      $ 35,966            N/A         12,500               0

--------------
(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(2) Mr. Stewart was elected President and Chief Executive Officer on January 30, 1996 and his base annual salary was increased to $300,000 effective January 30, 1996. Compensation reported in fiscal 1997 includes $26,927 paid in fiscal 1997 related to his January 30, 1996 increase which was unpaid as of June 30, 1996.

(3) Represents salary paid to Mr. Stewart by the Company subsequent to the Company's merger with Texas Microsystems, Inc. during the period March 31, 1995 through June 30, 1995, based on an annual salary of $187,500. Prior to such merger, Mr. Stewart was compensated in the form of a fee paid pursuant to an Operating and Management Agreement with Texas Microsystems, Inc. which terminated on the effective date of the merger.

(4) Represents the value of group term life insurance paid by the Company.

(5) Mr. Leonardo became an executive officer of the Company effective May 1, 1996.

(6) Represents gains on exercise of stock options.

(7) Messrs. Sumrall, Groen and Mason became executive officers of the Company effective April 16, 1997.


OPTION GRANTS AND EXERCISES

     The following tables summarize (i) option grants and exercises during fiscal 1997 to or by the named executive officers and (ii) the value of the options held by such persons at the end of fiscal 1997. No stock appreciation rights were granted during fiscal 1997.



                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                    Individual Grants
                            -------------------------------------------------------------------
                                                                                                  Potential Realizable Value
                                                                                                  at Assumed Annual Rate of
                            Number of      Percent of                                                    Stock Price
                            Securities    Total Options                                                Appreciation for
                            Underlying     Granted to         Exercise or                            Option Term (3)
                             Options       Employees          Base Price       Expiration        -------------------------
Name                        Granted (1)   in Fiscal Year     Per Share (2)        Date               5%             10%
---------------------       -----------   --------------     -------------     ----------        ---------        --------
J. Michael Stewart            75,000           11.0%             $2.344          4/16/07          $110,560        $280,180

John C. Leonardo, Jr.         50,000            7.3%             $2.531         10/29/06          $ 79,596        $201,712
                              50,000            7.3%             $2.344          4/16/07          $ 73,706        $186,787

Kermit R. Sumrall              5,000            .7%              $2.000          9/10/06          $  6,289        $ 15,937
                               5,900            .9%              $2.438          2/11/07          $  9,046        $ 22,925

Ronald Groen                  10,000           1.5%              $2.000          6/11/06          $ 12,184        $ 30,657
                               5,000            .7%              $2.000          9/10/06          $  6,289        $ 15,937
                              16,850           2.5%              $2.438          2/11/07          $  25,835       $ 65,471

Charles Mason                 10,000           1.5%              $2.000          9/10/06          $ 12,578        $ 31,875
                               6,300            .9%              $2.438          2/11/07          $  9,659        $ 24,479

_______

(1) Options generally become exercisable at the monthly rate of 1/48th of the shares subject to the option commencing one month after the date of grant.

(2) The exercise price of each option grant was equal to the fair market value of the Common Stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted and are not intended to forecast future appreciation of the price of the Company's Common Stock. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                      Number of            Value of Unexercised
                         Shares                  Unexercised Options       In-The-Money Options
                        Acquired     Value       at Fiscal Year End       at Fiscal Year End (1)
Name                   on Exercise  Realized  Exercisable/Unexercisable  Exercisable/Unexercisable
----                   -----------  --------  -------------------------  -------------------------

J. Michael Stewart            -         -            74,498 / 96,502          $30,930 / $46,395

John C. Leonardo, Jr.         -         -            42,582 /166,418          $     0 / $93,735

Kermit R. Sumrall             -         -            13,062 / 24,838          $ 1,290 / $11,114

Ronald Groen                  -         -            17,685 / 49,165          $ 3,981 / $32,433

Charles Mason                 -         -             9,042 / 25,758          $ 2,578 / $17,075

(1) Computed based on the difference between the last reported sales price of the Common Stock on the Nasdaq National Market on June 30, 1997 of $3.375 and the exercise price of the options, multiplied by the applicable number of options. On September 15, 1997, the last reported sales price of the Common Stock on the Nasdaq National Market was $3.00 per share.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board (the "Compensation Committee") currently consists of Frank B. Ryan, Francis J. Hughes, Jr., Dean C. Campbell and John F. Smith, none of whom are officers or employees of the Company. The Compensation Committee is responsible for recommending to the Board the policies that govern executive officer compensation and for overseeing the implementation of those policies. The Compensation Committee has furnished the following report on executive compensation for the fiscal year ended June 30, 1997.

Executive Compensation Philosophy

     The Compensation Committee strives to ensure that executive compensation is competitive among companies in the computer manufacturing industry that are of comparable size and complexity. Further, the Committee believes that the Company's incentive compensation programs should contain the following elements:

     . Base compensation levels that attract and retain superior talent;

     . Bonus compensation awards that incentivize management's efforts to achieve Company profitability goals; and

     . Long-term equity incentives that align management's interests with those of the Company's stockholders.

     The Compensation Committee believes that the bonus compensation and long-term equity incentives should be at risk relative to accomplishment of the Company's profitability goals. Further, the Company should maintain compensation programs that are competitive within the computer manufacturing industry and that are constructive towards attainment of the Company's operational and profitability goals.

Procedure for Establishing Compensation

     Each fiscal year the Compensation Committee reviews and approves an annual compensation plan for the Company's executive officers. The plan is based on recommendations of the Company's Chief Executive Officer and the Company's Vice President of Human Resources. In addition, the Compensation Committee proposes an annual compensation plan for the Chief Executive Officer for Board approval.

     The Compensation Committee believes, on the basis of its review of computer industry data, that the base salaries of the Company's executive officers are comparable to those of executive officers of similar companies in the computer manufacturing industry.

     In determining appropriate compensation and incentive awards for the Company's executive officers and for the Chief Executive Officer, the Compensation Committee relied on reports surveying the industry that were prepared by an outside consulting firm specializing in compensation programs.

Executive Officer Compensation

     Compensation of the Company's executive officers consists of a combination of base salary, annual bonus incentives keyed to accomplishment of specific goals and profitability, and long-term incentives in the form of stock options. In addition, executive officers participate in the Company's employee benefits program. Bonus and long-term incentive compensation are designed to represent a substantial portion of the total compensation available to executive officers.

     Base Salary. Base salaries are set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and complexity.

     Annual Bonus Compensation. Bonus compensation available to executive officers was generally keyed to achievement of (1) critical financial goals related to profitability and (2) specific goals related to job performance.

     Long-term Incentive Compensation. The Compensation Committee believes that stock option grants provide the most significant compensation opportunity for executive officers and thereby serve the dual objectives of promoting retention of executives and of ensuring that the interests of those executives are aligned with those of the Company's stockholders. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of the grant and are generally vested over a four year period.

     Benefits. The Company's executive officers receive medical and term life insurance benefits and participate in the Company's 401(k) savings plan on the same basis as other full-time employees, with the exception that they are provided at no cost with additional life insurance in an amount equal to twice their base salary. The Company's 1993 Employee Stock Purchase Plan, which is generally available to all employees, including executive officers, allows participants to purchase up to a maximum of 500 shares of Common Stock per offering period at a discount of 15% from the fair market value.

     The total for benefits provided to executive officers, as determined by the rules of the Commission Relating to Executive Compensation, did not exceed 10% of salary of any executive officer for the fiscal year ended June 30, 1997.

Chief Executive Officer Compensation

     During the fiscal year ended June 30, 1997, the Company's President and Chief Executive Officer, J. Michael Stewart, participated in the programs described above. The performance criteria for Mr. Stewart's annual incentive program stressed the return to profitability while posturing the Company for significant future growth. Mr. Stewart received aggregate salary of $300,000 during fiscal 1997. No bonus compensation was awarded. In conformance with the long-term incentive program described above, the Compensation Committee recommended, and the Board ratified, a stock option grant to Mr. Stewart of 75,000 shares of Common Stock having an exercise price of $2.34, that being the fair market value of the Company's Common Stock on the date of the grant, to be vested when certain performance goals are achieved. As of June 30, 1997, the stock option granted in fiscal 1997 was vested and exercisable with respect to 30,000 shares of Common Stock.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. Generally stock options will qualify as "performance-based" compensation. The Compensation Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

                                   The Compensation Committee



                                   Frank B. Ryan, Chairman
                                   Francis J. Hughes, Jr.
                                   Dean C. Campbell
                                   John F. Smith

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARATIVE STOCK PERFORMANCE

          The cumulative stock performance graph below compares the cumulative shareholder return on Common Stock for the last five fiscal years with the cumulative return on (i) the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index"), (ii) a peer group index based on the common stock of Tandem Computers Incorporated, Stratus Computer, Inc. and Sequent Computer Systems, Inc. (the "Old Peer Group") and (iii) the Nasdaq Computer Manufacturer Index (the "New Peer Group"). In light of the sale of the Company's Sequoia Enterprise business unit in October 1996, the Company has determined to use an index based on the New Peer Group for future shareholder return comparisons. The cumulative total shareholder return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Old and New Peer Groups on June 30, 1992, and reinvestment of all dividends. Measurement points are June 30, 1992 and the last trading days of Texas Micro's fiscal years ended June 30, 1993, 1994, 1995, 1996 and 1997.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 AMONG TEXAS MICRO INC., THE NASDAQ STOCK MARKET-US, THE NEW PEER GROUP AND THE
                                 OLD PEER GROUP

                             6/30/92     6/30/93     6/30/94     6/30/95     6/30/96     6/30/97
                             -------     -------     -------     -------     -------     -------
Texas Micro Inc.               $100       $ 21        $ 40        $ 44        $ 31         $ 35
Nasdaq Stock Market - US       $100       $126        $127        $169        $218         $265
New Peer Group                 $100       $123        $101        $181        $258         $325
Old Peer Group                 $100       $ 95        $ 83        $109        $ 88         $144

* $100 INVESTED ON 6/30/92 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

          The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

          There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

               ITEM 2 - AMENDMENT TO THE LONG-TERM INCENTIVE PLAN

          At the time of the Company's 1995 Annual Meeting of Stockholders, the Board recommended and the stockholders approved the adoption of the 1996 Long Term Incentive Plan (the "Plan" or the "1996 Plan") in order to encourage equity ownership among its employees and to permit the Company to attract, motivate and retain both executive and non-executive employees. The Board believes that the Plan promotes the interests of the Company and its stockholders by, among other things, providing incentives and rewards to those employees of the Company and its subsidiaries who contribute to the Company's growth in earnings.

          Under the terms of the Plan, as amended on April 16, 1997 by the approval of the stockholders, the Company is authorized, among other things, to grant options to purchase up to 950,000 shares of Texas Micro Common Stock ("Shares") to employees, including officers, of the Company. As of September 15, 1997, options to purchase an aggregate of 706,975 Shares had been granted under the Plan. Due to the significant number of expired options which are no longer available for grant under the Company's previous long-term incentive plan (the 1986 Incentive Stock Option Plan) and in order to continue the Company's ability to utilize the Plan for the purposes described above, the Board on August 12, 1997 voted to amend the Plan by increasing the maximum number of Shares with respect to which options may be granted under the terms of the Plan from 950,000 to 1,550,000 shares, subject to stockholder approval. The following table summarizes the option activity under the Company's 1996 Plan and 1986 Plan for the respective periods (shares in 000's):


                                     Fiscal Year 1997                  Fiscal Year 1996
                                ---------------------------      -----------------------------
                                1986        1996                 1986         1996
                                Plan        Plan      Total      Plan         Plan       Total
                                ----        -----     -----      ----         ----       -----
Outstanding at July 1           1,522          12     1,534      1,495           0       1,495
  Options granted                   0         684       684      2,416          12       2,428
  Options exercised               (58)         (1)      (59)      (341)          0        (341)
  Options forfeited/expired      (757)        (64)     (821)    (2,048)          0      (2,048)
                                -----         ---     -----     ------         ---      ------
Outstanding at June 30            707         631     1,338      1,522          12       1,534

Available for grant at June 30      0         318       318          0         588         588

Following is a summary of the material provisions of the Plan.

          The Plan is administered in all respects by the Compensation Committee of the Board (the "Committee"). The Committee has plenary authority to interpret the Plan and may adopt rules and regulations relating to the Plan.
The Committee selects the employees, including executive officers and employees who are also directors, to whom grants will be made; determines the number, frequency and timing of awards as well as the type of award and its exercise or purchase price, if any; prescribes any performance criteria to be met and any restrictions on exercise of awards or receipt of Shares or cash, and determines any other terms or conditions applicable to any awards, including exercise or vesting schedules and the conditions under which exercisability or vesting may be accelerated, such as in the event of death or disability. A participant may receive more than one grant of awards under the Plan, and awards may be exercisable independently of, jointly with, or in the alternative with respect to other awards, all as the Committee may determine.

          A total of 950,000 Shares (1,550,000 Shares if the proposed amendment is approved) may be issued under the Plan, subject to adjustments for stock splits, stock dividends, or other changes in capital stock of the Company. To the extent that awards under the Plan do not vest or otherwise revert to the Company, the Shares represented by such awards may be the subject of future awards. The Plan provides that a maximum of 120,000 stock options or Stock Appreciation Rights ("SARs") may be granted to any one participant in any one calendar year. On September 15, 1997, Texas Micro's Common Stock closed at $3.00 on the Nasdaq National Market.

          The Committee may grant awards in the form of non-qualified stock options or incentive stock options (as defined in Section 422(b) of the Code). The exercise price of a non-qualified stock option may not be less than 65% of the fair market value of such Shares on the date of grant, and the exercise price of an incentive stock option may not be less than the fair market value of such Shares on the date of grant. Each grant of an incentive stock option will not be exercisable more than ten years after grant, and will include any other provisions necessary to comply with Section 422 of the Code. Awards of SARs may also be granted either in tandem with grants of stock options (and exercisable as an alternative to the exercise of the stock options) or separately. SARs allow the grantee to receive without payment and upon surrender of the SARs and tandem options, or of the separate SARs an amount payable in cash, Shares or a combination thereof, as determined by the Committee, not exceeding the value on the exercise date of the number of Shares for which the SARs are exercised over the exercise price of the SARs. The exercise price of an SAR may not be less than the fair market value of a Share on the date of grant, or in the case of an SAR granted in relation to an option, not less than the option exercise price.

          In addition, the Committee may in its discretion grant other awards that consist of or are denominated in or payable in Shares, or that are valued by reference to or are otherwise based on or related to Shares. Such awards may include, for example, restricted Shares (limited in amount, as described below) that are forfeitable upon termination of employment or failure to achieve specified performance goals or that require no consideration other than services rendered, phantom shares, performance bonus awards or other awards payable in cash, Shares or a combination thereof. All awards are nontransferable (other than by will or by the laws of descent and distribution) and may be exercised during the grantee's lifetime only by the grantee. The Committee may subject the awards to vesting or earnout provisions, restrictions on transfer or in incidence of ownership, and other conditions. A maximum of 100,000 restricted Shares may be granted in the aggregate under the Plan, no more than 25,000 of which may be granted to any one Plan participant in any calendar year.

          In the event of a merger, reorganization, recapitalization, stock dividend, stock split or other change in capitalization, the Committee has the discretion to prevent dilution or enlargement of grantees' rights and benefits such as by adjusting the aggregate number and type of Shares available for awards, the number and type of Shares subject to outstanding awards, the time of vesting of outstanding awards, or the purchase or exercise price of outstanding awards. The Committee may permit the exercise or purchase price (if any) of awards, including options, granted under the Plan to be paid in cash or through delivery of Shares having a fair market value equal to all or a portion of such price; by authorizing the Company to withhold Shares comprising part of an award and having a fair market value equal to all or a portion of such price; by payment from the grantee's broker as instructed by the grantee; or by other means at the discretion of the Committee. In addition, in the event of a consolidation, merger or sale of all or substantially all the assets of the Company, the Board may, in its discretion, provide, among other things, that stock options and SARs shall be assumed by the acquiring or succeeding corporation, or replaced by equivalent stock options or SARs of such corporation, or that outstanding stock options shall become exercisable in full immediately prior to any such consolidation, merger or sale.

          The Board may at any time terminate, suspend or amend the Plan in any way, without stockholder approval, subject to the following exceptions. The Board may not without stockholder approval, materially increase the benefits accruing to participants under the Plan or change (except as appropriate to reflect a change in the capitalization of the Company) the aggregate number of Shares available for grant or the class of persons eligible for awards under the Plan. Further, the Board may not take any action with respect to the Plan that would adversely affect the rights previously acquired by any grantee without such grantee's consent.

FEDERAL INCOME TAX CONSEQUENCES

          The principal federal income tax consequences to the Company and to the grantee of the grant and exercise of awards under the Plan under existing applicable provisions of the Code and regulations thereunder are substantially as outlined in summary form below.

          The grant of an option will not have any tax consequences to the grantee or the Company. If Shares purchased pursuant to the exercise of an incentive stock option are not disposed of by the grantee for two years after the grant of the incentive stock option and for one year after exercise, then
(i) the grantee will not recognize income upon the exercise of the incentive stock option; (ii) any gain or loss will be recognized only upon ultimate disposition of the Shares; (iii) assuming the Shares constitute capital assets in the grantee's hands, the gain or loss will be treated as long-term capital gain or loss; and (iv) the Company will not be entitled to a tax deduction. The difference between the option price and the fair market value of the Shares acquired upon exercise of an incentive stock option is considered an item of adjustment included in the grantee's income for purposes of the alternative minimum tax under the Code.

          If the grantee disposes of the Shares acquired by the exercise of an incentive stock option before the expiration of the required one and two year holding periods described above, the grantee must treat as ordinary income in the year of such disposition an amount equal to the difference between the option price and the lesser of the fair market value of the Shares on the date of exercise or the selling price. The balance of any gain or loss on such disposition will be treated as a capital gain or loss (long-term or short-term, depending on whether the Shares have been held for more than one year). The Company will be entitled to a tax deduction in the year of disposition equal to the amount of ordinary income recognized by the grantee.

          In general, upon exercise of a non-qualified stock option, the grantee will recognize ordinary income equal to the difference between the option exercise price and the fair market value (on the date of exercise) of the Shares purchased, and the Company will be entitled to a tax deduction in that amount. When the grantee disposes of Shares acquired by the exercise of a non-qualified stock option, any gain or loss on such disposition (generally, the difference between the amount realized on disposition and the fair market value of the Shares on the date of exercise) will be treated as capital gain or loss (long-term or short-term, depending on whether the Shares have been held for more than one year).

          Generally, no gain or loss will be recognized by a grantee upon transfer to the Company of previously acquired Shares of Common Stock in payment of all or a portion of the incentive stock option or non-qualified stock option exercise price.

          No taxable income is recognized by a grantee of an SAR under the Plan. The grantee must recognize as ordinary income any cash delivered and the fair market value of any Shares delivered in payment of an amount due under an SAR. The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the grantee, subject to the limitations of
Section 162(m) of the Code. On the disposition by the grantee of any Shares received in payment of an SAR, any additional gain or loss recognized will be a capital gain or loss and will be a long-term gain or loss if the Shares are held for more than one year.

          The Company has the right under the Plan to collect from the grantee an amount sufficient to satisfy any withholding tax obligation that arises in connection with any award or to deduct a sufficient amount of cash or Shares from other payments or transfers otherwise due to the grantee. The Committee also may permit a grantee to satisfy the obligation by any of the methods described above for payment of the exercise or purchase price of awards.

          Substantially all employees are eligible to participate in the Plan. The number of Shares that may be granted to executive officers and non-executive officers is indeterminable at this time, as such grants are subject to the discretion of the Committee.

BOARD RECOMMENDATION

          The Board believes that the adoption of the amendment to the 1996 Long Term Incentive Plan, as described above, is in the best interests of Texas Micro and its stockholders and therefore recommends a vote FOR this proposal.

         ITEM 3 - RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

          Subject to ratification by the stockholders, the Board, on the recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand L.L.P. as Texas Micro's independent accountants for the fiscal year ending June 30, 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. If the stockholders of Texas Micro do not ratify the selection of Coopers & Lybrand L.L.P. as Texas Micro's independent accountants, the selection of such accountants will be reconsidered by the Board.

BOARD RECOMMENDATION

          The Texas Micro Board believes that the ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending June 30, 1998 is in the best interests of the Company and its stockholders and therefore recommends a vote FOR this proposal.

                                 OTHER MATTERS

          The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

          All expenses of the Company's solicitation of proxies, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees soliciting proxies will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such persons for reasonable expenses incurred in connection therewith.

                         COMPLIANCE WITH SECTION 16(a)

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Form 3, 4, and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file. To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with in a timely manner.

                             FINANCIAL INFORMATION

          A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request of the Chief Financial Officer of the Company at 5959 Corporate Drive, Suite 1600, Houston, Texas 77036.

                             STOCKHOLDER PROPOSALS

          Pursuant to Rule 14a-8 under the Exchange Act, Company stockholders may present proper proposals for inclusion in the Company's proxy statement for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement for the annual meeting of stockholders to be held after the fiscal year ending June 30, 1998, stockholder proposals must be received by the Secretary of the Company by August 1, 1998.

                              By Order of the Board of Directors,



                              Kermit R. Sumrall
                              Secretary

                                TEXAS MICRO INC.

                  Proxy for the Annual Meeting of Stockholders
                        To Be Held on November 11, 1997

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY


   The undersigned, revoking all prior proxies, hereby appoint(s) J. Michael Stewart and K.R. Sumrall, and each of them, with full power of substitution, as proxies to represent and to vote as designated herein, all shares of stock of Texas Micro Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 5959 Corporate Drive, Houston, Texas, on Tuesday, November 11, 1997 at 10:00 a.m., local time, and at any adjournment or adjournments thereof.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING BEFORE IT IS EXERCISED.

1. To elect Dean C. Campbell and John F. Smith as Class I Directors of the Company as described in the Proxy Statement.

[ ] FOR    [ ] WITHHELD

--------------------------------------------
For both nominees except as noted above

2. To amend the Company's Long Term Incentive Plan by increasing the number of shares of the Company's common stock with respect to which options may be granted from 950,000 to 1,550,000 shares.

[ ] FOR    [ ] AGAINST    [ ]  ABSTAIN

3. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's Independent Accountants.

[ ] FOR    [ ] AGAINST    [ ]  ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Signature:______________ Date:________  Signature:______________ Date:________